Exhibit 99.1

KINETIC CONCEPTS, INC. COMPLETES INITIAL TENDER OFFER

FOR SHARES OF LIFECELL CORPORATION

More than 91% of LifeCell common stock tendered; subsequent offering period announced

San Antonio, TX – May 19, 2008 – Kinetic Concepts, Inc. (NYSE: KCI) announced today that it has completed its initial tender offer for the outstanding shares of common stock of LifeCell Corporation (NASDAQ: LIFC). More than 91% of the outstanding shares of common stock of LifeCell have been tendered, making LifeCell a majority owned subsidiary of KCI.

The initial offering period for the tender offer expired at 12:00 midnight, New York City time, on Friday, May 16, 2008, with a total of approximately 31.25 million LifeCell shares being validly tendered in the offer and not withdrawn (including approximately 6.2 million shares delivered through notices of guaranteed delivery), representing approximately 91.3% of the outstanding shares of common stock of LifeCell. Shares tendered through notices of guaranteed delivery are required to be delivered to KCI by Wednesday, May 21, 2008. KCI, through its wholly-owned subsidiary Leopard Acquisition Sub, Inc. (“Purchaser”), has accepted for purchase all shares that were validly tendered and not withdrawn during the offer.

Subsequent offering period and merger

KCI and Purchaser also announced that Purchaser has commenced a subsequent offering period which will expire at 5:00 p.m., New York City time, on Friday, May 23, 2008, unless extended. During this subsequent offering period, holders of shares of LifeCell common stock who did not previously tender their shares into the offer may do so and KCI and Purchaser will promptly purchase any shares so tendered at $51.00 per share, net to the seller in cash. No shares tendered in the tender offer may be withdrawn during the subsequent offering period.

After the expiration of the subsequent offering period KCI intends to acquire all of the remaining shares of LifeCell common stock by means of a merger. In the merger, each outstanding LifeCell share not tendered and purchased in the offer, if any (other than those as to which holders properly exercise appraisal rights, if any) will be converted into the right to receive the same $51.00 per share price, without interest and less any required withholding taxes, that was paid in the tender offer. As a result of the merger, LifeCell will become a wholly-owned subsidiary of KCI. Following the merger, LifeCell’s common stock will cease to be traded on the NASDAQ Global Market.

If KCI, through Purchaser, owns at least 90% of the outstanding shares of LifeCell common stock after the subsequent offering period, the merger will be implemented on an expedited basis without a vote or meeting of LifeCell stockholders pursuant to the short-form merger procedure available under Delaware law.

About Kinetic Concepts, Inc.

KCI is a global medical technology company with leadership positions in advanced wound care and therapeutic support systems. We design, manufacture, market and service a wide range of proprietary products that can improve clinical outcomes and can help reduce the overall cost of patient care. Our advanced wound care systems incorporate our proprietary Vacuum Assisted Closure(R), or V.A.C.(R) Therapy technology, which has been demonstrated clinically to promote wound healing through unique mechanisms of action and can help reduce the cost of treating patients with serious wounds. Our therapeutic support systems, including specialty hospital beds, mattress replacement systems and overlays, are designed to address pulmonary complications associated with immobility, to reduce skin breakdown and assist caregivers in the safe and dignified handling of obese patients. We have an infrastructure designed to meet the specific needs of medical professionals and patients across all healthcare settings, including acute care hospitals, extended care organizations and patients’ homes, in 19 countries in the United States and abroad. For more information, visit our web site at www.kci1.com.

Securities Law Disclosure

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a tender offer statement and related materials. LifeCell’s stockholders are advised to read the tender offer statement and related materials, as filed by Kinetic Concepts, Inc. with the U.S. Securities and Exchange Commission (the “SEC”). The tender offer statement (including the Offer to Purchase, letter of transmittal and related tender offer documents) filed by Kinetic Concepts, Inc. with the SEC and the solicitation/ recommendation statement with respect to the offer on Schedule 14D-9 filed by LifeCell with the SEC contain important information which should be read carefully before any decision is made with respect to the tender offer.

Forward Looking Information

This communication contains forward-looking statements, which may be identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “should,” “seeks,” “future,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Such forward-looking statements include, but are not limited to, statements about KCI’s ability to implement its strategic and business initiatives, including its proposed acquisition of LifeCell Corporation, financial expectations and intentions and other statements that are not historical facts. Additional risks and factors are identified in KCI’s filings with the U.S. Securities Exchange Commission (the “SEC”), including its Report on Form 10-K for the fiscal year ending December 31, 2007, which is available on the SEC’s website at http://www.sec.gov. KCI undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Kinetic Concepts, Inc.

Media Relations:

Kristie Madara, 210-255-6232

kristie.madara@kci1.com

or

Investor Relations:

Rich Cockrell, 210-255-6331

rich.cockrell@kci1.com

SOURCE:

Kinetic Concepts, Inc.